UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 14 2006

STEN CORPORATION

 (Exact name of Registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

10275 Wayzata Blvd. Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (763) 755-9516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 9 are not applicable and therefore omitted.

Item .01. Entry into a Material Definitive Agreement.

On November 7, 2006, a newly-created, wholly-owned indirect subsidiary of STEN Corporation (the “Company”), Colfax Financial Corporation (“Colfax Financial”), entered into the business of automobile finance by acquiring a portfolio of automobile-related receivables consisting of $225,559 in dealer inventory financing notes and $284,922 in automobile installment purchase notes for an aggregate purchase price in cash of $362,987, after deducting reserves payable to the dealer of $147,474.  Colfax Financial is a wholly-owned subsidiary of the Company’s wholly-owned subsidiary, STEN Financial Corporation.

On November 14, 2006, Colfax Financial entered into a consulting and non-compete agreement (“the agreement”) with Flash Motors, Inc. (“Flash Motors”).  Among other things, Flash Motors is in the business of generating and servicing a portfolio of automobile installment purchase notes.

Under the agreement, Flash Motors will provide certain financial, marketing and management advice to Colfax Financial through its Chief Executive Officer, Harry March.  Colfax Financial expects that Mr. March, as the principal consultant under the agreement, will assist it in developing its portfolio of automobile installment notes receivable and initially will develop automobile dealer relationships in the Phoenix, Arizona area.

The term of the agreement is five years, unless earlier terminated by the death or disability of Mr. March or by the Company upon notice to Flash Motors or Mr. March for breach of the agreement, an act constituting a felony or an act that may injure the reputation, business or business relationships of Colfax Financial.  Under the agreement, Colfax Financial paid Flash Motors a consulting fee of $1.4 million the fee was paid in the form of two promissory notes, one in the principal amount of $400,000 bearing interest at 20 percent per annum, due on demand with 30 days notice and the second promissory note in the amount of $1 million is due on demand after 24 months and bearing interest at 10 percent per annum.  Under both promissory notes, interest is payable monthly in arrears.

Under the agreement, Flash Motors is prohibited from competing with Colfax Financial within Maricopa County, AZ for a period of five years, disclosing confidential information to any third party for a period of five years, soliciting certain employees from Colfax Financial for a period of one year, or soliciting any business from customers or accepting any new business from customers of Colfax Financial during the term of the agreement.

Flash Motors continues to retain and service the primary installment loan portfolio held prior to the date of the agreement and continues to operate an automobile finance business in the Tucson, Arizona area.  The Company also understands that Flash Motors historically has engaged in finance activities unrelated to automobile financing and that it will continue these activities.

On November 14, 2006, Colfax Financial also entered into an Asset Purchase Agreement to acquire certain assets used in Flash Motor’s business for $100,000 paid in cash.  Under the Asset Purchase Agreement, Colfax Financial also will assume the lease for Flash Motors’s Scottsdale, Arizona office.

The foregoing description of the agreement, the promissory notes and the Asset Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the text of such agreements which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending September 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STEN CORPORATION

By: /s/ Kenneth W. Brimmer

Kenneth W. Brimmer

Chief Executive Officer

Date:  November 16, 2006